Exhibit 107

Calculation of Filing Fee Table

Form S-3
(Form Type)

Axonics, Inc.
(Exact Name of Registrant as Specific in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.0001 per share	Rules 456(b) and 457(r)	(1)(2)	$(1)(2)	$(1)(2)	$(3)	$(3)
Equity	Preferred stock, par value $0.0001 per share	Rules 456(b) and 457(r)	(1)(2)	$(1)(2)	$(1)(2)	$(3)	$(3)
Debt	Debt Securities	Rules 456(b) and 457(r)	(1)	$(1)	$(1)	$(3)	$(3)
Other	Warrants	Rules 456(b) and 457(r)	(1)	$(1)	$(1)	$(3)	$(3)
Other	Purchase Contracts	Rules 456(b) and 457(r)	(1)	$(1)	$(1)	$(3)	$(3)
Other	Units	Rules 456(b) and 457(r)	(1)	$(1)	$(1)	$(3)	$(3)
Total Offering Amounts					$(1)		$(3)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$(3)

(1)	An unspecified number of securities or aggregate principal amount, as applicable, is being registered as may from time to time be offered at unspecified prices and, in addition, an unspecified number of additional shares of common stock is being registered as may be issued from time to time upon conversion of any debt securities that are convertible into common stock or pursuant to any anti-dilution adjustments with respect to any such convertible debt securities.
(2)	Includes rights to acquire common stock or preferred stock of the registrant under any shareholder rights plan then in effect, if applicable under the terms of any such plan.
(3)	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, the registrant is deferring payment of the entire registration fee.